Exhibit 10.5

PROMISSORY NOTE

$15,000	September 27, 2018

FOR VALUE RECEIVED, the undersigned LUX AMBER, CORP. (the “Borrower”), promises to pay to GUO ZHEN (the “Lender”), or order, at 109 Grand Guo Zhuang Stгееt, Zhumadian City, Henan Province, China 46З000, or such other address as may be directed in writing, the principal sum of Fifteen Thousand Dollars ($15,000), together with interest thereon at a rate of ten percent (10%) per annum, computed from the date hereof on the basis of a three hundred sixty (360) day year, actual days elapsed.

1. Payment of Principal and Interest. Interest accrued on this promissory note (the “Note”) shall be due and payable on the 1st day of each month commencing with the first month after the date of this Note. All unpaid principal and accrued unpaid interest shall be due and payable in full two (2) years from the date hereof (the “Maturity Date”).

2. Credit of Payments. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges and advances paid or incurred by Lender and for which the Borrower is obligated under the terms herein; (b) interest payable under this Note; and (c) principal under this Note. All installments of principal and interest of this Note shall be payable in lawful money of the United States of America. Checks constitute payment only when collected.

3. Prepayment. The Borrower may prepay in whole or, from time to time, in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid, together with accrued unpaid interest on this Note. Any such prepayment shall be applied first to accrued unpaid interest on this Note and the balance to principal due hereunder.

4. Interest and Default. From and after the Maturity Date the entire unpaid principal balance and accrued unpaid interest shall automatically bear an annual interest rate equal to the lesser of: (a) twelve percent (12%) per annum or (b) the maximum interest rate allowed by law, in lieu of the rate provided above herein. This Note is secured by that certain Pledge and Security Agreement of even date herewith.

5. Governing Law. This Note shall be construed and enforceable according to the laws of the State of Nevada.

Executed as of the date first written above.

BORROWER Lux Amber, Corp.

/s/ Yuliia Baranets
By: Yuliia Baranets Its: Executive Vice President/Chief Financial Officer

LENDER Guo Zhen

/s/ Guo Zhen
By: Guo Zhen